                                                                    EXHIBIT 4.9

                       FIFTH AMENDMENT TO CREDIT AGREEMENT


         This FIFTH AMENDMENT TO CREDIT AGREEMENT ("Amendment") is entered into effective as of December 31, 2000 (the "Amendment Date"), by and among TYLER TECHNOLOGIES, INC. (the "Borrower"), each of the "Guarantors" under the Credit Agreement described below, each of the banks or other lending institutions which is a party to the Credit Agreement described below (individually a "Bank", and collectively the "Banks"), and BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association, as agent for the Banks (the "Agent").

                                    RECITALS:

         A. Pursuant to that certain Credit Agreement, dated as of October 1, 1999, by and among the Borrower, the Banks, and the Agent (as such agreement has been and may be amended, restated, or otherwise modified from time to time, the "Credit Agreement"), the Banks agreed to provide to the Borrower secured credit facilities as set forth therein.

         B. The Borrower has requested that the Agent and the Banks amend certain provisions of the Credit Agreement.

         C. Subject to satisfaction of the conditions set forth herein, the Agent and the Banks are willing to amend the Credit Agreement as set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   Definitions

         Section 1.1 Definitions. Unless otherwise defined in this Amendment, each capitalized term used in this Amendment has the meaning given to such term in the Credit Agreement (as amended by this Amendment).

                                    ARTICLE 2

                         Amendments to Credit Agreement

         Section 2.1 Amendment to Section 1.1.

                  (a) Effective as of the Amendment Date, the following definitions in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:



FIFTH AMENDMENT TO CREDIT AGREEMENT - Page 1

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                  "Applicable Margin" means, as of any date of determination with respect to interest rates, unused commitment fees, and letter of credit fees, the percentage amount set forth in the table below opposite the then applicable time period:


                                                               Applicable
                                        Applicable             Margin for             Applicable
                                        Margin for               Unused               Margin for
                                         Base Rate             Commitment             Letter of
           Time Period                   Tranches                 Fee                 Credit Fee
           -----------                  ----------             ----------             ----------
January 1, 2001 through                    2.00%                 0.50%                  2.00%
and including March 30,
2001
April 1, 2001 through                      2.50%                 0.50%                  2.50%
and including June 30,
2001
July 1, 2001 through and                   3.00%                 0.50%                  3.00%
including September 30,
2001
October 1, 2001 through                    3.50%                 0.50%                  3.50%
and including December
31, 2001
January 1, 2002 and                        4.00%                 0.50%                  4.00%
thereafter


                  "Capital Expenditures" means, with respect to any Person and with respect to any period of determination, the consolidated expenditures of such Person during such period that are required to be included in or are reflected by the consolidated property, plant, or equipment accounts of such Person, or any similar fixed asset or long term capitalized asset accounts of such Person, on the consolidated balance sheet of such Person in conformity with generally accepted accounting principles. Notwithstanding the foregoing, Capital Expenditures shall exclude (a) all costs which are to be reimbursed to such Person by such Person's customers and (b) any such expenditures deemed to have occurred as a result of any Acquisition.

                  "Revolving Loan Commitment" means, for any Bank, the amount set forth next to such Bank's name on the following table as its Revolving Loan Commitment, or if such Bank has entered into any Assignment and Acceptance after January 2, 2001, as set forth for such Bank as its Revolving Loan Commitment in the Register maintained by the Agent pursuant to Section 8.5(c), in each case as such amount may be terminated pursuant to Section 6.2.



FIFTH AMENDMENT TO CREDIT AGREEMENT - Page 2

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
                         Bank                                       Commitment
                         ----                                       ----------
Bank of America, National Association                               $6,562,500
The Chase Manhattan Bank                                            $3,750,000
Bank One, Texas, N.A.                                               $3,750,000
Texas Capital Bank, National Association                            $  937,500

                  "Revolving Loan Commitment Maximum Amount" means $15,000,000.

                  "Revolving Loan Maturity Date" means the earlier of July 1, 2002 or any date this Agreement is terminated pursuant to the terms hereof.

                  (b) Effective as of the Amendment Date, the following definitions are added to Section 1.1 of the Credit Agreement in alphabetical order.

                  "Account" means, with respect to any Person, any of such Person's now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or the rendition of services, whether or not they have been earned by performance, and "Accounts" means, with respect to such Person, all of the foregoing.

                  "Borrowing Base" means, at any time, an amount determined by the Agent in its sole discretion equal to the lesser of (a) the Revolving Loan Commitment or (b) eighty percent (80.0%) of Eligible Accounts.

                  "Borrowing Base Certificate" means a certificate by a responsible officer of the Borrower, in substantially the form of Exhibit H or in such other form as may be acceptable to the Agent in its sole discretion, setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be satisfactory to the Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Borrower and certified to the Agent; provided that the Agent shall have the right to review and adjust any such calculation in its discretion.

                  "Eligible Accounts" means the sum of each Account of any Credit Party created in the ordinary course of business that is acceptable to the Agent in its sole discretion and satisfies each of the following conditions: (a) the Agent has a perfected, first priority security interest in such Account pursuant to the Security Agreement;
         (b) such Account complies with all applicable laws, rules, and regulations; (c) such Account is not more than ninety (90) days past due from its original due date; (d) such account is not more than one hundred twenty (120) days past its date of original invoice; (e) the invoice relating to such Account shall be issued concurrently with, or in a reasonably prompt fashion after, the date of



FIFTH AMENDMENT TO CREDIT AGREEMENT - Page 3

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         shipment of the goods or the date of performance of the services to which such Account relates, as applicable; (f) such Account was created in connection with (i) the sale of goods by such Credit Party in the ordinary course of business and such sale has been consummated and such goods have been shipped to the account debtor, or (ii) the performance of services by the Credit Party in the ordinary course of business and such services have been completed and accepted by the account debtor, or if such Account represents a progress billing under a written contract, the work performed and such progress billing are in accordance with the applicable contract; (g) such Account arises from an enforceable contract, the performance of which has been completed by the Credit Party, and, other than services provided by subcontractors pursuant to the contract between Cole Layer Trumble Company and Nassau County, New York, no portion of such performance has been subcontracted by the Credit Party to a third party; (h) such Account does not arise from the sale of any good that is on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval, consignment, or any other repurchase or return basis; (i) such Credit Party has good and indefeasible title to such Account and such Account is not subject to any Lien except Liens in favor the Agent; (j) such Account is not subject to any set-off, counterclaim, defense, dispute, recoupment, or adjustment other than normal discounts for prompt payment; (k) the account debtor with respect to such Account is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its property or affairs; (l) such Account is not evidenced by chattel paper or an instrument; (m) such Credit Party's performance of the contract to which such Account relates is not assured by a performance, completion, or other bond; (n) no default exists under such Account by any party thereto; (o) such Account is not owed by an Affiliate of such Credit Party; (p) such Account is payable in Dollars by the account debtor with respect to such Account; (q) the account debtor with respect to such Account is domiciled in the United States; (r) less than twenty percent (20.0%) of the aggregate balances then outstanding on other Accounts owed by the same account debtor and its Affiliates to such Credit Party fail to satisfy any of the requirements set forth in clause (c), clause (d), or clause (e) preceding; (s) the account debtor with respect to such Account is not the United States or any department, agency, or instrumentality thereof; (t) the account debtor with respect to such Account is not located in a jurisdiction denying creditors access to its courts in the absence of a notice of business activities report or other similar filing, unless such Credit Party has either qualified as a foreign corporation authorized to transact business in such state or has filed a notice of business activities report or similar filing with the applicable jurisdiction for the then current year; and (u) such Account, together with all other Accounts owed by the account debtor with respect to such Account, do not exceed in the aggregate an amount equal to twenty percent (20%) of the aggregate of all Accounts of the Credit Parties (provided that only the amount of the excess of such Accounts over such twenty percent (20%) shall be excluded as ineligible by virtue of this clause (u)). Notwithstanding anything to the contrary contained in this Agreement, Eligible Accounts shall not include any Accounts that



FIFTH AMENDMENT TO CREDIT AGREEMENT - Page 4

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         the Agent, in its sole discretion, determines to be ineligible. The amount of the Eligible Accounts owed by an account debtor to the Credit Parties shall be reduced by the amount of all "contra accounts" and other obligations owed by the Credit Parties to such account debtor. The portion of any Account constituting retainage that has been withheld by the account debtor shall not constitute an Eligible Account.

                  "Permitted Acquisition" means the purchase by the Borrower or a Subsidiary of the Borrower that is not an Excluded Subsidiary of all or substantially all of the outstanding capital stock or assets of a Person, provided that (a) the aggregate consideration paid by the Borrower or such Subsidiary does not exceed (i) $2,000,000 in connection with any such Acquisition and (ii) $4,000,000 in connection with all such Acquisitions during the term of this Agreement, and (b) no Default or Event of Default exists at the time of making such Acquisition and would not result therefrom.

                  "Swing Line Termination Date" means January 2, 2001.

         Section 2.2 Amendment to Section 2.1.

                  (a) Effective as of the Amendment Date, Section 2.1(a)(ii) is amended and restated in its entirety to read as follows:

                  (ii) [Deleted.]

                  (b) Effective as of the Amendment Date, Section 2.1(a)(iii)(C) of the Credit Agreement is amended and restated in its entirety to read as follows:

                  (C) [Deleted.]

                  (c) Effective as of the Amendment Date, Section 2.1(a)(iii)(D) of the Credit Agreement is amended and restated in its entirety to read as follows:

                  (D) [Deleted.]

                  (d) Effective as of the Amendment Date, the first sentence of
         Section 2.1(b)(i) of the Credit Agreement is amended and restated in its entirety to read as follows:

                           (i) Each Revolving Loan Borrowing shall be made
                  pursuant to a Revolving Loan Borrowing Request, together with a Borrowing Base Certificate, given by the Borrower to the Agent in writing or by telecopy at the time required pursuant to Section 2.5.

                  (e) Effective as of the Amendment Date, Section 2.1(c)(i)(B) of the Credit Agreement is amended and restated in its entirety to read as follows:



FIFTH AMENDMENT TO CREDIT AGREEMENT - Page 5

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                  (B) when required and in the amount necessary to keep the
         amount of the Revolving Loan plus the Letter of Credit Exposure equal to or less than the Borrowing Base.

         Section 2.3 Amendment to Section 2.3. Effective as of the Amendment Date, Section 2.3 of the Credit Agreement is amended by adding, immediately following clause (b), a new clause (c) thereto which shall read in its entirety as follows:

                  (c) Effective as of the Swing Line Termination Date, all Swing Line Loans shall be paid in full, and the Swing Line Lender's obligation to make advances to the Borrower under the Swing Line Note shall be terminated.

         Section 2.4 Amendment to Section 5.2(c). Effective as of the Amendment Date, Section 5.2(c) of the Credit Agreement is amended and restated in its entirety to read as follows:

                  (a) Monthly Reports. Beginning with September 2000, as soon as available and in any event not later than 45 days after the end of each month, (i) a copy of the internally prepared consolidated financial statements of the Borrower for such month and for the fiscal year to date period ending on the last day of such month, including therein the consolidated balance sheets of the Borrower as of the end of such month and the consolidated statement of income for such month and for such fiscal year to date period, setting forth the consolidated financial position and results of the Borrower for such month and fiscal year to date period, all in reasonable detail and duly certified by a Responsible Officer of the Borrower as having been prepared in accordance with generally accepted accounting principles (subject to normal year-end audit adjustments), and (ii) a copy of the internally prepared consolidating financial schedules of the Borrower from which the consolidated financial statements of Borrower provided to the Agent pursuant to clause (i) were prepared.

         Section 2.5 Amendment to Section 5.2(l). Effective as of the Amendment Date, Section 5.2 of the Credit Agreement is amended by (a) deleting the word "and" at the end of clause (j), (b) deleting the period at the end of clause
(k), and adding "; and" at the end thereof, and (c) adding a new clause (l) which shall read in its entirety as follows:

                  (l) Borrowing Base Certificates and Accounts Receivable Agings. As soon as available and in any event not later than 30 days after the end of each calendar month, the Borrower will deliver to the Agent a duly completed Borrowing Base Certificate, together with an aged trial balance of all then-existing Accounts; provided, however, that such information shall be provided more frequently from time to time upon the Agent's request or as required pursuant to Section 2.1(b)(i).

         Section 2.6 Amendment to Section 5.2(c). Effective as of the Amendment Date, Section 5.2(c) of the Credit Agreement is amended and restated in its entirety to read as follows:



FIFTH AMENDMENT TO CREDIT AGREEMENT - Page 6

                  (a) Net Worth. The Borrower shall not permit the consolidated Net Worth of the Borrower at any time to be less than an amount equal to (a) ninety (90.0%) of the Borrower's consolidated Net Worth as of December 31, 2000, plus (b) the cumulative amount of (i) ninety percent (90.0%) of the positive consolidated net income of the Borrower and its Subsidiaries for each fiscal quarter ending after December 31, 2000, plus (ii) one hundred percent (100%) of any increase in consolidated Net Worth of the Borrower and its Subsidiaries attributable to issuance of capital stock after December 31, 2000.

         Section 2.7 Amendment to Section 5.5(b). Effective as of the Amendment Date, Section 5.5(b) of the Credit Agreement is amended and restated in its entirety to read as follows:

                  (b) Debt Ratio. As of March 31, 2001, and the last day of each fiscal quarter thereafter, the Borrower shall not permit the consolidated Debt Ratio (computed for purposes of this Section 5.5(b) by giving effect only to continuing operations of the Borrower and its Subsidiaries) to be greater than 2.25 to 1.00.

         Section 2.8 Amendment to Section 5.5(c). Effective as of the Amendment Date, Section 5.5(c) of the Credit Agreement is amended and restated in its entirety to read as follows:

                  (c) Fixed Charge Coverage Ratio. Beginning with the fiscal quarter ending June 30, 2001, and continuing on the last day of each fiscal quarter thereafter, the Borrower shall not permit the ratio of
         (i) the consolidated EBITDA of the Borrower for the four quarters then ended, less the consolidated cash taxes paid by the Borrower during such period and less the consolidated Capital Expenditures of the Borrowing during such period (exclusive of the Excluded Database Expenditures) to (ii) the consolidated interest expense of the Borrower for the preceding four fiscal quarters then ending (including the interest component of Capital Leases, but excluding any net effect of interest income), plus capitalized interest for the preceding four fiscal quarters then ending, plus the consolidated cash dividends paid by the Borrower for the preceding four fiscal quarters then ending (provided that for the fiscal quarters ending June 30, 2001 and September 30, 2001 such calculation shall be annualized for the three preceding months) to be less than the ratio specified in the table opposite the then applicable time period:


                                                            Minimum Fixed Charge Coverage
                      Dates                                              Ratio
                      -----                                 -----------------------------
June 30, 2001 and September 30,                                      1.25 to 1.00
2001
December 31, 2001 and thereafter                                     2.50 to 1.00

         Section 2.9 Amendment to Section 5.5(d). Effective as of the Amendment Date, Section 5.5(d) of the Credit Agreement is amended and restated in its entirety to read as follows:



FIFTH AMENDMENT TO CREDIT AGREEMENT - Page 7

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                  (d) Capital Expenditures. Beginning with the fiscal quarter ending March 30, 2001, and continuing on the last day of each fiscal quarter thereafter, the Borrower shall not permit the consolidated Capital Expenditures of the Borrower, less the amount of such Capital Expenditures reimbursed by the customers of the Borrower, to exceed the maximum amount specified in the table opposite the then applicable time period:


                      Dates                                   Maximum Cumulative Amount
                      -----                                   -------------------------
January 1, 2001 through and including                                $ 3,500,000
March 30, 2001
January 1, 2001 through and including                                $ 6,000,000
June 30, 2001
January 1, 2001 through and including                                $10,000,000
September 30, 2001
January 1, 2001 through and including                                $12,000,000
December 31, 2001
January 1, 2002 through and including                                $ 3,000,000
March 30, 2002
January 1, 2002 through and including                                $ 6,000,000
June 30, 2002

         Section 2.10 Amendment to Section 5.5. Effective as of the Amendment Date, Section 5.5 of the Credit Agreement is amended by adding a new clause (e) thereto which shall read in its entirety as follows:

                  (e) EBITDA. As of the fiscal quarter ending March 31, 2001, the consolidated EBITDA of the Borrower for the immediately preceding three months shall not be less than $1,800,000.



FIFTH AMENDMENT TO CREDIT AGREEMENT - Page 8

         Section 2.11 Amendment to Section 5.9. Effective as of the Amendment Date, Section 5.9 of the Credit Agreement is amended and restated in its entirety to read as follows:

                  5.9 Corporate Transactions. The Borrower shall not, without the Agent's consent, permit any Restricted Entity to (a) merge, consolidate, or amalgamate with another Person, or liquidate, wind up, or dissolve itself (or take any action towards any of the foregoing),
         (b) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, businesses, or other assets outside of the ordinary course of business (except for Permitted Minor Asset Sales and equity offerings of common stock in the Borrower), or (c) make any Acquisition, other than a Permitted Acquisition; provided that any Subsidiary of the Borrower that is not an Excluded Subsidiary may merge, consolidate, or amalgamate into any wholly owned Subsidiary of the Borrower that is also not an Excluded Subsidiary or convey sell, lease, assign, transfer, or otherwise dispose of any of its assets to any wholly owned Subsidiary of the Borrower that is not an Excluded Subsidiary (and if such disposition transfers all or substantially all of the assets of the transferring Subsidiary, such Subsidiary may then liquidate, wind up, or dissolve itself), provided that a wholly owned Subsidiary that is not an Excluded Subsidiary is the surviving or acquiring Subsidiary. In connection with any Permitted Minor Asset Sale, provided that no Default or Event of Default exists or would be caused thereby, upon reasonable advance written notice from the Borrower of the intent to so dispose of assets, the Agent at the Borrower's expense shall release the collateral to be sold from the liens and security interests created by the Credit Documents and shall execute and deliver in favor of such Subsidiary any releases reasonably requested by the Borrower to evidence such release.

         Section 2.12 Amendment to Section 8.3. Effective as of the Amendment Date, Section 8.3 of the Credit Agreement is amended and restated in its entirety to read as follows:

                  Section 8.3 Modifications, Waivers, and Consents. No modifications or waiver of any provision of this Agreement or the Revolving Loan Notes, nor any consent required under this Agreement or the Revolving Loan Notes, shall be effective unless the same shall be in writing and signed by the Agent, Majority Banks, and the Borrower, and then such modification, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no modification, waiver, or consent shall, unless in writing and signed by the Agent, all the Banks, and the Borrower do any of the following: (a) waive any of the conditions specified in Section 3.1 or Section 3.2; (b) increase the Revolving Loan Commitments of the Banks; (c) forgive or reduce the amount or rate of any principal, interest, or fees payable under the Credit Documents, or postpone or extend the time for payment thereof; (d) release any Guaranty or any material collateral securing the Credit Obligations (except as otherwise permitted or required herein); (e) modify the definition of "Borrowing Base" or "Eligible" Accounts"; or (f) change the percentage of Banks required to take any action under this Agreement, the Revolving Loan Notes, or the Security Documents, including



FIFTH AMENDMENT TO CREDIT AGREEMENT - Page 9 any amendment of the definition of "Majority Banks," or this Section
         8.3. No modification, waiver, or consent shall, unless in writing and signed by the Agent or the Issuing Bank, affect the rights or obligations of the Agent or the Issuing Bank, as the case may be, under the Credit Documents. The Agent shall not modify, waive, or grant any consent under any other Credit Document if such action would be prohibited under this Section 8.3 with respect to the Credit Agreement or the Revolving Loan Notes.

         Section 2.13 Amendment to Article 8. Effective as of the Amendment Date, Article 8 of the Credit Agreement is amended by adding at the end thereof a new Section 8.13 which shall read in its entirety as follows:

                  Section 8.13 Term and Termination. The term of this Agreement shall end on the Revolving Loan Maturity Date unless terminated as otherwise provided in the Agreement. The Borrower may terminate this Agreement at any time if it: (a) gives the Agent and the Lenders three
         (3) Business Days prior written notice of termination by registered or certified mail; and (b) pays and performs all Credit Obligations, including, without limitation, all fees payable under the Loan Documents on or prior to the effective date of termination; provided that upon any termination of this Agreement by the Borrower pursuant to the terms of this Section, with respect to any Letters of Credit, the Borrower may deposit with the Agent funds equal to the Letter of Credit Exposure in the Letter of Credit Collateral Account as provided by
         Section 2.2 in lieu of discharging the obligations under the Letters of Credit.

         Section 2.14 Addition of Exhibit H. Effective as of the Amendment Date, Exhibit H is added to the Credit Agreement and shall read in its entirety as Exhibit H attached hereto.

                                    ARTICLE 3

                                   Conditions

         Section 3.1 Items to be Delivered By the Borrower. The effectiveness of this Amendment is subject to the Borrower's delivery to the Agent of each of the following items prior to or simultaneously with execution and delivery of this
Amendment:

                  (a) Amendment Documents. Each other agreement, certificate, document, or instrument required by the Agent to be executed or delivered by the Borrower or any other party in connection with this Amendment (the "Amendment Documents"), duly executed or delivered by the parties thereto; and

                  (b) Facility Fee. On the Amendment Date and on the first day of each fiscal quarter thereafter until the Revolving Loan Maturity Date, payment to the Agent for the ratable benefit of the Banks a fee of $37,500 in respect of the amendment contained herein and the facility provided under the Credit Agreement. None of the fees payable pursuant to this Section 3.1(b) shall be refunded, reduced, or the date for payment thereof extended without the prior written consent of the Banks. All fees payable by the Borrower pursuant to



FIFTH AMENDMENT TO CREDIT AGREEMENT - Page 10 this Section 3.1(b) shall be fully earned when paid. This Section 3.1(b) supersedes in its entirety the provisions of paragraph 2 of that certain Amendment No. 3, dated as of August 14, 2000, among the Borrower, the Agent, and the Lenders.

         Section 3.2 Other Conditions. This Amendment shall become effective upon the following conditions precedent being performed to the Agent's satisfaction, such satisfaction being evidenced by the Agent's execution and delivery of this Amendment. The Borrower's failure to comply with the following conditions shall be an Event of Default under the Credit Agreement:

                  (a) Continued Effect of Representations and Warranties. All representations and warranties contained in the Credit Documents (as amended hereby) shall be true, correct, and complete in all material respects except as disclosed otherwise to the Agent in writing and as acceptable to the Agent or representations specifically relating to a prior date or no longer relevant due to the occurrence of an event or circumstances specifically permitted hereunder or by any other Credit Document;

                  (b) Absence of Default. No Default or Event of Default shall have occurred and be continuing;

                  (c) Corporate Proceedings. All corporate proceedings taken in connection with the transactions contemplated by this Amendment and all other agreements, documents, and instruments executed and/or delivered pursuant hereto, and all legal matters incident thereto, shall be satisfactory to the Agent and its legal counsel;

                  (d) Fees and Expenses. Payment or reimbursement to the Agent for all expenses, costs, and fees, including, without limitation, fees and costs of the Agent's legal counsel, incurred by, or due to, the Agent in connection with negotiating and documenting this Amendment and the other Amendment Documents to the extent invoiced or otherwise billed by the Agent to the Borrower;

                  (e) Additional Information. The Agent shall have received such additional agreements, certificates, documents, instruments, and information as the Agent or its legal counsel may request to effect the transactions contemplated hereby.

                                    ARTICLE 4

                         Representations and Warranties

         Section 4.1 Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Banks that, as of the date of and after giving effect to this Amendment:

                  (a) the execution, delivery, and performance of this Amendment and any and all other Amendment Documents executed and/or delivered in connection herewith have been authorized by all requisite action on the part of the Borrower and each of the Guarantors and will not violate any such Person's articles of incorporation, bylaws, or other similar constituent documents;



FIFTH AMENDMENT TO CREDIT AGREEMENT - Page 11

                  (b) all representations and warranties set forth in the Credit Agreement and in the other Credit Documents are true and correct in all material respects as if made again on and as of such date (except as disclosed otherwise to the Agent in writing and as acceptable to the Agent or representations specifically relating to a prior date or no longer relevant due to the occurrence of an event or circumstances specifically permitted hereunder or by any other Credit Document);

                  (c) no Default or Event of Default has occurred and is continuing; and

                  (d) the Credit Agreement and the other Credit Documents (as amended by this Amendment) are and remain legal, valid, binding, and enforceable obligations of each of the parties thereto.

                                    ARTICLE 5

                                  Miscellaneous

         Section 5.1 This Amendment shall not constitute and shall not be deemed a waiver of any Default or Event of Default, whether arising as a result of the violation of any covenant of the Credit Agreement or otherwise, or a waiver of any rights or remedies arising as a result of any such Default or Event of Default.

         Section 5.2 Governing Law. THIS AMENDMENT, AND ALL DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF TEXAS; PROVIDED THAT TO THE EXTENT FEDERAL LAW WOULD ALLOW A HIGHER RATE OF INTEREST THAN WOULD BE ALLOWED BY THE LAWS OF THE STATE OF TEXAS, THEN WITH RESPECT TO THE PROVISIONS OF ANY LAW WHICH PURPORTS TO LIMIT THE AMOUNT OF INTEREST THAT MAY BE CONTRACTED FOR, CHARGED OR RECEIVED IN CONNECTION WITH ANY OF THE OBLIGATIONS, SUCH FEDERAL LAW SHALL APPLY.

         Section 5.3 Agreement Remains in Effect; No Waiver. Except as expressly provided herein, all terms and provisions of the Credit Agreement and the other Credit Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed. No delay or omission by the Agent or any Bank in exercising any power, right, or remedy shall impair such power, right, or remedy or be construed as a waiver thereof or an acquiescence therein, and no single or partial exercise of any such power, right, or remedy shall preclude other or further exercise thereof or the exercise of any other power, right, or remedy under the Credit Agreement, the other Credit Documents, or otherwise.

         Section 5.4 Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other Credit Document shall survive the execution and delivery of this Amendment and the other Credit Documents, and no investigation by the Agent or



FIFTH AMENDMENT TO CREDIT AGREEMENT - Page 12 any Bank or any closing shall affect the representations and warranties or the right of the Agent and the Banks to rely upon them.

         Section 5.5 Reference to Credit Documents. Each of the Credit Documents, including, without limitation, the Credit Agreement, the Amendment Documents, and any and all other agreements, documents, or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference in such Credit Documents to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby, and the term Credit Documents as defined in the Credit Agreement and as used in any of the "Credit Documents" includes, without limitation, the Amendment Documents.

         Section 5.6 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

         Section 5.7 Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Borrower, the Agent, the Banks, and their respective successors in interest and assigns. The Borrower may not assign any right, power, duty, or obligation hereunder without the prior written consent of the Agent and the Banks, as applicable.

         Section 5.8 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

         Section 5.9 Expenses of the Agent. As provided in the Credit Agreement, the Borrower agrees to pay on demand all, third party out-of-pocket costs and expenses incurred by the Agent in connection with the preparation, negotiation, and execution of this Amendment, the Amendment Documents, or any other Credit Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the fees of the Agent's legal counsel, and all costs and expenses incurred by the Agent in connection with the enforcement or preservation of any rights under the Credit Agreement, as amended hereby, or any other Credit Document, including, without limitation, the costs and fees of the Agent's legal counsel.

         Section 5.10 Waiver of Trial By Jury. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE AGENT OR ANY BANK IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

         Section 5.11 Counterparts. This Amendment may be executed simultaneously in one or more multiple originals and on telecopy counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.



FIFTH AMENDMENT TO CREDIT AGREEMENT - Page 13

         Section 5.12 Waiver of Claims and Defenses. To induce the Agent and the Banks to enter into this Amendment, the Borrower and each Guarantor (collectively, the "Obligated Parties" and individually, an "Obligated Party") represents and warrants that as of the Amendment Date there are no claims or offsets against or defenses or counterclaims to their respective obligations under the Credit Documents, and each Obligated Party waives any and all such claims, offsets, defenses, or counterclaims whether known or unknown, arising prior to the Amendment Date. Additionally, each Obligated Party hereby releases the Agent and the Banks, and each of their respective legal representatives, successors, affiliates, parents, subsidiaries, predecessors, assigns, shareholders, partners, trustees, beneficiaries, administrators, heirs, former and current officers, directors, agents, attorneys, and employees, and their respective successors, assigns, heirs, executors, and administrators (collectively, the "Bank Parties") from any and all claims, actions, suits, causes of action, accounts, judgments, agreements, promises, executions, debts, damages, demands, rights, obligations, liabilities, and controversies now in existence concerning or in connection with the Credit Agreement, this Amendment, or any other Credit Document (collectively, the "Claims") of every nature and description, in law or in equity, whether known or unknown, foreseen or unforeseen, and regardless of whether any Obligated Party hereafter discovers any facts which may give rise to any Claim.

         Section 5.13 Reaffirmation of Agreements. Each Obligated Party hereby consents to the other Obligated Parties, the Agent, and the Banks entering into this Amendment and agrees that (a) the Credit Documents to which each such Obligated Party is a party shall remain in full force and effect and shall continue to be the legal, valid, and binding obligation of such Obligated Party enforceable against such Obligated Party in accordance with their respective terms, (b) the obligations secured and/or evidenced by the Credit Documents to which such Obligated Party is a party include, without limitation, the "Obligations" as such term is defined in the Credit Agreement as amended by this Amendment, and (c) this Amendment is effective with respect to such Obligated Party and is binding in all respects.

         THIS AMENDMENT, TOGETHER WITH THE CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AS WRITTEN, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

                  [Remainder of page intentionally left blank]


FIFTH AMENDMENT TO CREDIT AGREEMENT - Page 14

         IN WITNESS WHEREOF, the Borrower, the Guarantors, the Banks, and the Agent have caused this Amendment to be executed and delivered by their duly authorized officers effective as of the date first written above.


                                       BORROWER:

                                       TYLER TECHNOLOGIES, INC.


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       GUARANTORS:

                                       CMS HOLDINGS, INC.
                                       COMPACT DATA SOLUTIONS, INC.
                                       EAGLE COMPUTER SYSTEMS
                                       FUNDBALANCE, INC.
                                       GEMINI SOFTWARE SYSTEMS, INC.
                                       INTERACTIVE COMPUTER DESIGNS,
                                       INC.
                                       TYLER K, INC. (formerly known as Kofile
                                       Inc.)
                                       NATIONSDATA.COM, INC.
                                       PROCESS, INCORPORATED
                                       RAM QUEST SOFTWARE, INC
                                       TYLER SD, INC. (formerly known as
                                       Spectrum Data, Inc.)
                                       THE SOFTWARE GROUP, INC.
                                       CAPITAL COMMERCE REPORTER, INC.
                                       COLE LAYER TRUMBLE COMPANY


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------



FIFTH AMENDMENT TO CREDIT AGREEMENT - Page 15

                                       AGENT:

                                       BANK OF AMERICA, NATIONAL
                                       ASSOCIATION


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------



FIFTH AMENDMENT TO CREDIT AGREEMENT - Page 16

                                       BANKS:

                                       BANK OF AMERICA, NATIONAL
                                       ASSOCIATION


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       THE CHASE MANHATTAN BANK


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       BANK ONE, TEXAS, N.A.


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       TEXAS CAPITAL BANK, NATIONAL
                                       ASSOCIATION


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------



FIFTH AMENDMENT TO CREDIT AGREEMENT - Page 17

                                                                       EXHIBIT H

                       FORM OF BORROWING BASE CERTIFICATE

                           BORROWING BASE CERTIFICATE

                              Date: _________, ____


To:      Bank of America, National Association
         901 Main Street, 11th Floor
         Dallas, Texas 75202
         Attention: Mr. Roger Chitwood

Gentlemen:

         This Borrowing Base Certificate ("Certificate"), [dated as of __________ __, 2000,] [for the month ended ____________ __, 20__,](1) is executed and delivered by Tyler Technologies, Inc. (the "Borrower") to Bank of America, National Association (the "Agent"), pursuant to that certain Credit Agreement, dated as of October 1, 1999 (as amended and as such agreement may be further amended or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the Agent, and the Banks named therein. All terms used herein shall have the meanings assigned to them in the Credit Agreement.

         The Borrower represents and warrants to the Agent and the Banks that all information contained herein is true, correct, and complete in all material respects, and that the total Eligible Accounts referred to below represent the Eligible Accounts that qualify for purposes of determining the Borrowing Base under the Credit Agreement. The Borrower also represents and warrants that all figures listed below or attached hereto have been calculated based on the provisions of the Credit Agreement. [The Borrower further represents and warrants to the Agent and the Banks that attached hereto as Schedule 1 is a list of all Accounts of the Borrower as of the last Business Day of the preceding calendar month, showing all Accounts aged in 30, 60, 90, and 120 or greater day intervals and specifying the balance due for each account debtor.](2)

         The Borrower represents and warrants to the Agent and the Banks that the representations and warranties of the Borrowers contained in Article 4 of the Credit Agreement are true and correct in all material respects on and as of the date of this Certificate as if made on and as of the date hereof except to the extent that such representations and warranties speak to a specific date, and that no Default has occurred and is continuing.

----------

         (1) Use first alternative for Certificates delivered in connection with borrowing requests and second alternative for required month end reporting.

         (2) To be included for Borrowing Base Certificates delivered with respect to each calendar month end.



BORROWING BASE CERTIFICATE - Page 1

         As of the date of this Certificate, the Borrowing Base is $___________(3) (subject to the Agent's right to review and adjust the Borrowing Base in accordance with the Credit Agreement). The following is a summary calculation of the Borrowing Base.


1.       Gross Accounts as of ________ __, 20__                                              $
                                                                                              ---------

2.       Less: ineligible Accounts as detailed on Schedule 2                                 $
         attached hereto (determined pursuant to the definition of                            ---------
         Eligible Accounts in the Credit Agreement)

3.       Eligible Accounts                                                                   $
                                                                                              ---------

4.       Available revolving credit amount based on Eligible                                 $
         Accounts (80% of Line 3)                                                             ---------

5.       Borrowing Base (lesser of $15,000,000 or amount of                                  $
         Line 4)                                                                              ---------

         Upon request of the Agent, additional information supporting the foregoing calculations of the Borrowing Base will be made available to the Agent and the Banks for review.

         IN WITNESS WHEREOF, the undersigned (in the capacity stated and not individually) has duly executed this Certificate as of the date first above written.


                                       TYLER TECHNOLOGIES, INC.


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


----------

         (3) Insert amount from Line 5 of the table below.



BORROWING BASE CERTIFICATE - Page 2

                                   Schedule 1
                                       to
                           Borrowing Base Certificate

                            Accounts Receivable Aging



Schedule 1

                                   Schedule 2
                                       to
                           Borrowing Base Certificate

                       Calculation of Ineligible Accounts



Schedule 2